Exhibit 23.3

John T. Boyd Company

Mining and Geological Consultants

November 14, 2018

CONSENT TO BE NAMED IN REGISTRATION STATEMENT

The undersigned hereby consents to the incorporation by reference in this Registration Statement on Form S-3, including any amendment thereto, any related prospectus and any related prospectus supplement (the “Registration Statement”), of information contained in Hi-Crush Partners LP’s Annual Report on Form 10-K for the year ended December 31, 2017, (the “Annual Report”) relating to our reports setting forth the estimates of reserves as of December 31, 2017, and references to our firm in the form and context in which they appear in the Annual Report. We also consent to all references to us contained in such Registration Statement, including in the prospectus under the heading “Experts.”

Respectfully submitted,

JOHN T. BOYD COMPANY

By:	/s/ Ronald L. Lewis
Name:	Ronald L. Lewis
Title:	Managing Director and COO